June 15, 1999

RCN Corporation
105 Carnegie Center
Princeton, NJ 08540-6215

Ladies and Gentlemen:

         We have acted as counsel in connection with the Registration Statement on Form S-4 (File No. 333-77315) (the "Registration Statement") filed by RCN Corporation (the "Company") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to 2,000,000 shares of its common stock, par value $1.00 per share (the "Common Stock"), in connection with acquisitions by the Company of other businesses or assets.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

         On the basis of the foregoing, we are of the opinion that, (i) when necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company and the terms of sale thereof and (ii) when such shares of Common Stock are issued and delivered in accordance with the applicable acquisition or other agreement and as contemplated by the Registration Statement and the applicable supplement to the prospectus which forms part of the Registration Statement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

         In connection with the opinion expressed above, we have assumed that, at or prior to the time of the delivery of any such shares of Common Stock,
(i) the Board of Directors shall have duly authorized the issuance and sale of such shares of Common Stock and the terms of sale thereof, and such authorization shall not

RCN Corporation                    -2-                            June 15, 1999

have been modified or rescinded, and (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                     Very truly yours,

                                                     /s/Davis Polk & Wardwell